Exhibit 23.1

Consent of Independent Accountants

We consent to the incorporation by reference in this registration statement of Rayovac Corporation on Form S-8 of (i) our report dated November 22, 1996 on our audits of the consolidated financial statements of Rayovac Corporation as of September 30, 1996 and June 30, 1996 and for the period July 1, 1996 to September 30, 1996 and each of the two years in the period ended June 30, 1996 appearing in the registration statement on Form S-1 (File No. 333-35181) of Rayovac Corporation; and (ii) our report dated October 14, 1997, on our audits of the financial statements and supplemental schedules of the Rayovac Profit Sharing and Savings Plan as of December 31, 1996 and 1995 and for the year ended December 31, 1996 appearing in the Annual Report on From 11-K of Rayovac Corporation, each as filed with the Securities and Exchange Commission.


/s/ Coopers & Lybrand L.L.P.

Milwaukee, Wisconsin
October 30, 1997